FORM 4

[ X ] Check box if no                      ------------------------------------
      longer subject to                                OMB APPROVAL
      Section 16, Form 4 or                ------------------------------------
      Form 5 obligations may                OMB Number                3235-0287
      continue. See Instruction 1(b)        Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*


                          Inpharzam International, S.A.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

                                 Via Industria 1
          --------------------------------------------------------------------
                                    (Street)

                           6814 Cadempino, Switzerland
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                      Sheffield Pharmaceuticals, Inc. (SHM)
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
     9/2001                            |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                     [  X  ]  10% Owner

        [     ]  Officer                      [     ]  Other (specify below)
                 (give title below)
-------------------------------------------------------------------------------
 7. Individual or Joint/Group Reporting (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)       |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                     |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |      Amount    |   (A) or |    Price
                                  |                           |                     |                |   (D)    |
-------------------------------------------------------------------------------------------------------------------------------
Common Stock                      |    9/28/01                |         S           |     214,997    |    D     |    $2.99
                                  |                           |                     |                |          |   per share
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
-------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                     |                |          |
===============================================================================================================================






















----------------------------------------------------------------------------------------------
 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
    End of Month           |    Indirect (I)         |
    (Instr. 3 and 4)       |    (Instr. 4)           |
----------------------------------------------------------------------------------------------
        2,431,157          |          D              |
----------------------------------------------------------------------------------------------
                           |                         |
----------------------------------------------------------------------------------------------
                           |                         |
----------------------------------------------------------------------------------------------
                           |                         |
----------------------------------------------------------------------------------------------
                           |                         |
----------------------------------------------------------------------------------------------
                           |                         |
----------------------------------------------------------------------------------------------
                           |                         |
==============================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).


                                                                   (Over)
                                                              SEC 2270 (7/96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date  | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)  |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                      |    8)          |    (A) or Disposed of
                                 |                           |                      |                |    (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
 None                            |                           |                      |        |       |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                      |        |       |             |
===================================================================================================================================

-------------------------------------------------------------------------------------------------
 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
    (Month/Day/Year)          |                                      |
                              |                                      |
-------------------------------------------------------------------------------------------------
 Date          | Expiration   |     Title      |   Amount or Number  |
 Exercisable   | Date         |                |   of Shares         |
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
-------------------------------------------------------------------------------------------------
               |              |                |                     |
=================================================================================================

-------------------------------------------------------------------------------------------------
 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
    (Instr. 4)                |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
-------------------------------------------------------------------------------------------------
                              |                                      |
=================================================================================================

Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/  Alberto Zambon                                   October 10, 2001
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date
    Name:   Alberto Zambon
    Title:  President

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2